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                                  EXHIBIT 11
                 STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE

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                              For The Three Months             For The Year
                              Ended December 31              Ended December 31
                              1994            1993           1994          1993
PRIMARY:
Average Shares Outstanding    17,009,000   17,246,000         17,132,000    17,237,000
Net effect of the assumed
exercise of stock options-
based on the treasury stock
method                           112,000      103,000            103,000       111,000
Total                         17,121,000   17,349,000         17,235,000    17,348,000
Net Income                   $11,532,000  $ 7,690,000        $46,211,000   $37,954,000
Per Share Amount                   $0.67        $0.44              $2.68         $2.19

FULLY DILUTED:
Average Shares Outstanding    17,009,000   17,246,000         17,132,000    17,237,000
Net effect of the assumed
exercise of stock options-
based on the treasury stock
method                           112,000      103,000            118,000       117,000
Total                         17,121,000   17,349,000         17,250,000    17,354,000
Net Income                   $11,532,000  $ 7,690,000        $46,211,000   $37,954,000
Per Share Amount                   $0.67        $0.44              $2.68         $2.19
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